Exhibit 3.1

CERTIFICATE OF INCORPORATION OF

PALOMAR HOLDINGS, INC.,

a Delaware Corporation

1. GC Palomar Holdings was previously formed as a corporation organized under the Companies Law (2012 Revision) of the Cayman Islands.

2. The domestication (the “Domestication”) of GC Palomar Holdings to Palomar Holdings, Inc. (the “Corporation”) pursuant to Section 388 of the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended and/or supplemented from time to time (the “DGCL”) and this Certificate of Incorporation (as the same may be further amended and/or restated, this “Certificate of Incorporation”) were duly adopted by all necessary action of the board of directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation, pursuant to and in accordance with Section 388(h) of the DGCL.

Upon the filing of this Certificate of Incorporation and a certificate of domestication with respect to the Domestication with the office of the Secretary of State of the State of Delaware in accordance with Section 388(g) of the DGCL, the Domestication of GC Palomar Holdings to the Corporation shall be effective and this Certificate of Incorporation of the Corporation shall read as follows:

ARTICLE I.

The name of the corporation is Palomar Holdings, Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 505,000,000 shares, consisting of (a) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

The designations, preferences, privileges, rights and voting powers and any limitations, restrictions or qualifications thereof, of the shares of each class are as follows:

(a)                                 The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided in this Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law.

(b)                                 The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors (or any committee to which it may duly delegate the authority granted in this Section (b) of Article IV) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine, and by filing a certificate pursuant to applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”) as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock.  Each series of Preferred Stock shall be distinctly designated.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)                                     The designation of the series, which may be by distinguishing number, letter or title.

(ii)                                  The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(iii)                               The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(iv)                              Dates at which dividends, if any, shall be payable.

(v)                                 The redemption rights and price or prices, if any, for shares of the series.

(vi)                              The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(vii)                           The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(viii)                        Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(ix)                              Restrictions on the issuance of shares of the same series or of any other class or series.

(x)                                 The voting rights, if any, of the holders of shares of the series.

ARTICLE V.

The term of existence of the Corporation is to be perpetual.

ARTICLE VI.

(a) Except as otherwise provided by applicable law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Except as otherwise provided for or fixed pursuant to this Article VI or Article VII hereof (relating to the rights of any series of Preferred Stock to elect additional directors), and subject to the terms of the Stockholders Agreement, dated on or about the date of the effectiveness of the filing of this Certificate of Incorporation, by and among the Corporation and certain affiliates of Genstar (as defined in Article VII hereof) and the other parties thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), the total number of directors shall be as determined from time to time exclusively by the Board; provided, that in no event shall the total number of directors be more than nine (9). Election of directors need not be by written ballot unless the Bylaws (as defined below) shall so require.

ARTICLE VII.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors of the Corporation shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. To the extent practicable, the Board of Directors shall assign an equal number of directors to Class I, Class II and Class III.  At the first annual meeting of stockholders after the filing of this Certificate of Incorporation, the terms of the Class I directors shall expire and Class I directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At the second annual meeting of stockholders, the terms of the Class II directors shall expire and Class II directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At the third annual meeting of stockholders, the terms of the Class III directors shall expire and Class III directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At each succeeding annual meeting of stockholders, directors elected to succeed the directors of the class whose terms expire at such meeting shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the Bylaws or applicable law, but in addition to any requirements set forth in this Certificate of Incorporation, the Bylaws and applicable law, if Genstar Capital Partners V AIV, L.P., Genstar Capital Partners VI AIV, L.P. and any of their respective Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (collectively, “Genstar”) owns, beneficially or of record, any shares of stock of the Corporation and there is at least one member of the Board who is a Genstar Designee (as defined in the Stockholders Agreement), a quorum for the transaction of business at any meeting of the Board shall include at least one Genstar Designee unless each Genstar Designee provides notice in writing or by electronic transmission to the remaining members of the Board waiving his or her right to be included in the quorum at such meeting. Notwithstanding anything to the contrary set forth herein, but in addition to any other vote required by this Certificate of Incorporation, the Bylaws or applicable law, at any time that Genstar owns, beneficially or of record, any shares of stock of the Corporation, the Corporation shall not (directly or indirectly, by merger, consolidation or otherwise) amend, alter or repeal this subsection (b) of this Article VII, or adopt any provision inconsistent herewith, without the prior written consent of Genstar.

(c) Except as otherwise provided by this Certificate of Incorporation, and subject to the terms of the Stockholders Agreement, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board, shall be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders of the Corporation. Except as otherwise provided by this Certificate of Incorporation, a director elected to fill a vacancy or newly created directorship shall hold office until the annual meeting of stockholders for the election of directors of the class to which he or she has been appointed and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, removal or disqualification.

(d) Except as otherwise provided by law, the Stockholders Agreement or this Certificate of Incorporation, directors may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the stock of the Corporation entitled to vote in an election of such directors; provided, however, that, from and after the Trigger Event (as defined below) any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VIII.

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of all of the issued and outstanding capital stock of the Corporation authorized by law or by this Certificate of Incorporation to vote on such action, and such writing or writings are filed with the permanent records of the Corporation.

ARTICLE IX.

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders for the transaction of such business as may properly come before the meeting may only be called by order of the Chairman of the Board of Directors, the Board of Directors (pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies) or the Chief Executive Officer of the Corporation, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. If such order fails to fix such place, the meeting shall be held at the principal executive offices of the Corporation.

ARTICLE X.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”), subject to the power of the stockholders of the Corporation to alter or repeal the Bylaws under applicable law as it presently exists or may hereafter be amended.  Stockholders of the Corporation are authorized to make, alter and repeal the Bylaws of the Corporation only pursuant to Article X of the Bylaws of the Corporation.

ARTICLE XI.

A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE XII.

Subject to the rights of the holders of one or more series of Preferred Stock then outstanding to act by written consent as provided in any Preferred Stock Designation, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders; provided, that prior to the time that Genstar ceases to beneficially own more than 50% of the outstanding shares of Common Stock (the “Trigger Event”), any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the DGCL.

ARTICLE XIII.

(a)                                 Right to Indemnification. The Corporation shall indemnify, to the fullest extent permitted by the DGCL, as it presently exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any natural person (i) who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise at any time during which the Bylaws are in effect (a “Covered Person”), whether or not such Covered Person continues to serve in such capacity at the time any indemnification is sought or at the time of any proceeding (as defined below) relating thereto exists or is brought, and (ii) who is or was a party to, is threatened to be made a party to, or is otherwise involved in (including as a witness) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (a “proceeding”) based on such Covered Person’s action(s) in his or her official capacity as a director, officer, trustee, employee or agent of the Corporation, against all liability and loss suffered (including, without limitation, any judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement consented to in writing by the Corporation) and expenses (including attorneys’ fees), actually and reasonably incurred by such Covered Person in connection with such proceeding. Such indemnification shall continue to a Covered Person who has ceased to be a director, officer, trustee, employee or agent of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators. Except as set for in subsection (b) below, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if the proceeding (or part thereof) was authorized by the Board of Directors.

(b)                                 Right of Claimant to Bring Suit.  In accordance with the Bylaws of the Corporation, if a claim for indemnification under Section (a) of this Article XIII is not paid in full within ninety (90) days after a written claim has been received by the Corporation, the claimant claim may at any time thereafter file suit to recover the unpaid amount of such claim and shall be entitled to be paid the expense of prosecuting such claim to the extent successful.

(c)                                  Non Exclusivity of Rights.  In accordance with the Bylaws of the Corporation, the right to indemnification (i) shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a Covered Person’s service occurring prior to the date of such termination.

(d)                                 Indemnification Agreements.  The Corporation shall have the discretionary power to enter into indemnification agreements with any Covered Person or agent of the Corporation that confer broader or other rights, including without limitation advancement of expenses, to the extent allowed by Delaware law.

ARTICLE XIV.

The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability, expense or loss under the provisions of the Bylaws of the Corporation or the DGCL.  To the extent that the Corporation maintains any policy or policies providing such insurance, each such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such person.

ARTICLE XV.

(a) Recognition of Corporate Opportunities. In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of Genstar and its Affiliates may serve as directors, officers or agents of the Corporation and its Affiliates, and (ii) Genstar and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article XV are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as they may involve Genstar and its Affiliates and any person or entity who, while a stockholder, director, officer or agent of the

Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Genstar and its Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by law (including, without limitation, the DGCL), and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Identified Person (i) shall have the right to, and shall have no duty (contractual, fiduciary or otherwise, whether at law or in equity) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other person or entity with no obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or directly or indirectly competes with the Corporation or any of its Affiliates.

(b) Definitions. Solely for purposes of this Article XV, (i) “Affiliate” shall mean (a) with respect to Genstar, any person or entity that, directly or indirectly, is controlled by Genstar, controls Genstar, or is under common control with Genstar, but excluding (x) the Corporation, and (y) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (b) in respect of the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation; (ii) “Genstar” shall mean Genstar Capital

ARTICLE XVI.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation, (c) any action asserting a claim arising pursuant to any provision of the DGCL or of this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article XVI.

ARTICLE XVII.

Section 203 of the DGCL. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL until such time as Genstar beneficially owns, in the aggregate, less than a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, whereupon the Corporation shall immediately and automatically, without further action on the part of the Corporation or any holder of stock of the Corporation, become governed by Section 203 of the DGCL, except that Genstar will not be deemed to be an interested stockholder under Section 203 of the DGCL regardless of the percentage of ownership of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors beneficially owned by them.

ARTICLE XVIII.

(a) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article XVIII. Notwithstanding the foregoing, from and after the occurrence of the Trigger Event, notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to greater or additional vote or consent required hereunder (including any vote of the holders of any particular class or classes or series of stock required by law or by this

Certificate of Incorporation), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal VI, VII, VIII, IX, X, XI, XII, XIII, XIV, XV, XVI, XVII and this Article XVIII.

(b) From and after the occurrence of the Trigger Event, notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any additional or greater vote or consent required hereunder (including any vote of the holders of any particular class or classes or series of stock required by law or by this Certificate of Incorporation), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

The foregoing Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 of the DGCL.

The name and address of the Incorporator is D. McDonald Armstrong, 7979 Ivanhoe Ave., #500, La Jolla, California 92037.

IN WITNESS WHEREOF, Palomar Holdings, Inc. has caused this Certificate of Incorporation to be signed by its Incorporator this 14th day of March, 2019.

By:	/s/ D. McDonald Armstrong
Name: D. McDonald Armstrong
Title: Incorporator